Exhibit 99.1
FOR IMMEDIATE RELEASE

E*TRADE Financial Media Relations Contact
Susan Hickey
646-521-4675
susan.hickey@etrade.com

E*TRADE Financial Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES
RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

New York, NY, May 12, 2011 – E*TRADE Financial Corporation (NASDAQ: ETFC) announced the results of its Annual Meeting of Stockholders held today, May 12, 2011, in New York, NY. Over 80 percent of all outstanding shares as of the record date were voted. Stockholders voted in favor of the re-election of two directors and the selection of Deloitte & Touche as auditors for 2011. In addition, the stockholders supported the company’s non-binding resolutions on the company executive compensation policies and practices and the Board of Director’s recommendation to hold an advisory vote on executive compensation each year.

Frederick W. Kanner, Of Counsel, Dewey & LeBoeuf LLP, and Joseph M. Velli, Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, were re-elected to Class I of the company’s Board of Directors for a term that will end at the company’s Annual Meeting of Stockholders in 2014.

It was also announced that, effective immediately, Steven Freiberg, the company’s CEO, will assume the role of Chairman of the Board of Directors on an interim basis, following the scheduled departure of Robert Druskin. The Board is engaged in a search to find a new independent director and will appoint a non-executive Chairperson following the completion of the search.

About E*TRADE Financial
The E*TRADE Financial family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries. More information is available at www.etrade.com.

# # #

Important Notices
E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation. ETFC-G

© 2011 E*TRADE Financial Corporation. All rights reserved.